EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Timberline Expands Presence in Nevada with Acquisition of Seven Troughs Epithermal Gold District

Coeur d’Alene, Idaho – June 21, 2012 – Timberline Resources Corporation (NYSE Amex: TLR; TSX-V: TBR) (“Timberline” or the “Company”) today announced the purchase of a large block of patented and unpatented mining claims comprising essentially the entire Seven Troughs gold mining district near Lovelock in Pershing County, Nevada.

The purchased property package covers 3,900 acres, consisting of sixty-four (64) patented and seventy-six (76) unpatented lode mining claims, all of which are under a long-term lease agreement, along with one hundred sixty-two (162) additional unpatented lode mining claims. The leased portion of the property package requires no lease payments or work commitments from Timberline.

The Seven Troughs district is recognized as yielding some of the highest gold production grades in Nevada history.  Small-scale operations from the district in the early 20th century reportedly produced about 150,000 tons of ore grading approximately 1.20 ounces of gold per ton (opt) (41.1 grams per tonne) (g/t) and 4.0 opt (137 g/t) silver.

Exploration data generated since 1977 by several operators including Newmont and Teck includes 111,565 feet (34,005 metres) of rotary drilling from 159 holes, 11,501 feet (3,505 metres) of core from five holes, extensive geochemical and geophysical data, and surface geologic mapping. A considerable database of district activity is included in the purchase and is expected to contribute to the rapid development of several drill targets.

Paul Dircksen, Timberline’s Chief Executive Officer, said, “This acquisition provides us with an excellent exploration opportunity for nominal cost.  We believe the Seven Troughs district has the potential to host a large precious metals system similar to the high-grade gold and silver veins of Japan’s world-renowned Hishikari epithermal gold mine.”

Significant high-grade drill intercepts from the modern era (since 1977) of Seven Troughs exploration include:

Drill Hole Number	Length (Feet)	Gold (opt)	Length (metres)	Gold (g/t)
ST-7	25	2.00	7.6	68.5
NST-5	5	0.56	1.5	19.2

This high-grade material is enhanced by lower-grade drill intercepts and surface trenching samples from other areas of the district that demonstrate the potential of the system.  A few of those results, also from the modern era of Seven Troughs exploration, include:

Drill Hole Number	Length (Feet)	Gold (opt)	Length (metres)	Gold (g/t)
S-8	135	0.03	41.2	1.03
SR-4	60	0.06	18.3	2.05
SR-18	35	0.04	10.7	1.37
SR-11	25	0.04	7.6	1.37

Trench Sample	Length (Feet)	Gold (opt)	Length (metres)	Gold (g/t)
B-6	225	0.02	68.6	0.68
YD-2	280	0.01	85.3	0.34

The purchased property includes all of the Seven Troughs District holdings of CIT Microprobe Holdings LLS (California Institute of Technology) (CIT). The property package had been part of an estate that was donated to CIT. Terms of the purchase agreement include a cash payment of $50,000 from Timberline and a 2-percent NSR production royalty reserved to CIT with a standard royalty buy down clause.

Mr. Dircksen continued, “It is uncommon for mineral exploration companies to acquire a substantial Nevada gold district with meaningful past production and promising drill intercepts on such favorable terms.  Timberline is under no obligation to make expenditures on the property in the near-term. The Seven Troughs acquisition is an excellent fit with our business plan to explore and develop a pipeline of high-potential gold projects in the western United States.”

Steven Osterberg, Ph.D., P.G., Timberline’s Vice-President of Exploration, is a Qualified Person as defined by National Instrument 43-101 and has reviewed and approved the technical contents of this release.

About Timberline Resources

Timberline Resources Corporation is exploring and developing advanced-stage gold properties in the western United States.  Timberline is working on a transaction to increase its ownership stake in its Butte Highlands Joint Venture in Montana where gold production is targeted to commence in mid-2013.  Timberline’s exploration is primarily focused on the goldfields of Nevada, where it is advancing its flagship Lookout Mountain Project toward a production decision while exploring a pipeline of quality earlier-stage projects at its South Eureka Property and elsewhere.  Timberline management has a proven track record of discovering economic mineral deposits and developing them into profitable mines.

Timberline is listed on the NYSE Amex where it trades under the symbol "TLR" and on the TSX Venture Exchange where it trades under the symbol "TBR".

Forward-Looking Statements

Statements contained herein that are not based upon current or historical fact are forward-looking in nature and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties.  These statements include but are not limited to statements regarding the purchase of the Butte Highlands JV, LLC membership interests (including the expected timing of such purchase),  the timing of obtaining necessary permits and the development and production of the Company’s Butte Highlands project, the targeted production date for the Butte Highlands project, and the potential timing, results of exploration, or any potential mineral discovery in the Seven Troughs district. When used herein, the words "anticipate," "believe," "estimate," “upcoming,” "plan," “target”, "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, its subsidiaries, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, whether or not the Company completes the purchase of the Butte Highlands JV, LLC membership interests, risks related to the timing and completion of the drilling programs at Butte Highlands and South Eureka, risks and uncertainties related to mineral estimates, risks related to the inherently dangerous activity of mining, and other such factors, including risk factors discussed in the Company's Annual Report on Form 10-K for the year ended September 30, 2011.  Except as required by Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contact Information:

Timberline Resources

Paul Dircksen, CEO

Phone: 208.664.4859